UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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VALPEY-FISHER CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Valpey-Fisher Corporation
75 South Street
Hopkinton, MA 01748

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS

To Be Held on Tuesday, January 24, 2012

This supplement amends and supplements the Definitive Proxy Statement (“Proxy Statement”) initially filed with the Securities and Exchange Commission (“SEC”) on December 20, 2011, by Valpey-Fisher Corporation (“Valpey-Fisher,” “we” or the “Company”), for the Special Meeting of Stockholders to be held at our principal executive offices at 75 South Street, Hopkinton, Massachusetts 01748, on Tuesday, January 24, 2012 at 10:00 a.m. Eastern Time.

The purpose of the special meeting is to consider, among other things, the following:

▪   a proposal to approve the merger of VF Acquisition Corp. (“Merger Sub”) with and into Valpey-Fisher on substantially the same terms and conditions as set forth in the Agreement and Plan of Merger, dated as of November 17, 2011 (as it may be amended from time to time, the “Merger Agreement”), between CTS Corporation (“CTS”), Merger Sub and Valpey-Fisher;

▪   approval by non-binding advisory vote for certain compensation arrangements for Valpey-Fisher’s executive officers in connection with the merger; and

▪   approval of an adjournment of the special meeting, if necessary, including to solicit additional proxies, if there are not sufficient votes for the proposal to approve the merger.

Subject to the terms and conditions of the Merger Agreement and in accordance with Maryland law, at the effective time of the merger, Merger Sub will merge with and into Valpey-Fisher, the separate corporate existence of Merger Sub will cease, and Valpey-Fisher will continue as the surviving corporation and a wholly-owned indirect subsidiary of CTS.  In the merger, each issued and outstanding share of Valpey-Fisher common stock will be converted into the right to receive $4.15 in cash, without interest, and be automatically cancelled, and each stockholder of the Company will no longer have any rights in those shares (other than the right to receive the per share merger consideration).

The board of directors has unanimously determined that the merger is advisable, fair and in the best interests of Valpey-Fisher and our stockholders, and has adopted and approved the merger on substantially the same terms and subject to the conditions as set forth in the Merger Agreement.

The board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger on substantially the same terms and conditions as set forth in the Merger Agreement, “FOR” approval of the non-binding advisory vote on certain compensation arrangements for executive officers in connection with the merger and “FOR” the proposal to approve the adjournment of the special meeting, if necessary, including, to solicit additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger.  If you have not already submitted a proxy for use at the special meeting you are urged to do so promptly.  No action in connection with this supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING INFORMATION

Statements that are not based on historical fact are forward-looking statements. This supplement to the proxy statement contains forward-looking statements concerning possible or assumed future results of our operations and other information relating to the merger.  The forward-looking statements contained in this supplement, including, among others, under the headings “The Merger – Opinion of Shasta” may, but do not necessarily contain the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions.  We caution you that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements.  Forward-looking statements are inherently uncertain.  The forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this supplement, in the proxy statement or elsewhere as a result of new information, future events or otherwise.

Additional factors that may affect the future results of Valpey-Fisher are set forth in our filings with the Securities and Exchange Commission, which are available at www.valpeyfisher.com.

___________

A putative class action lawsuit entitled “Boon Ping Teoh v. Michael J. Ferrantino, Jr. et al. (Civil Action No. V356627) (the “Action”) has been filed in the Circuit Court for Montgomery County, Maryland against the Company, the Company’s directors, CTS and Merger Sub.  The Action was filed on December 13, 2011 and first served upon the Company on or about December 26, 2011.  The plaintiff in this Action generally alleges that the directors breached their fiduciary duties to the Company by (i) approving the merger for inadequate consideration and (ii) disseminating a materially misleading proxy statement in connection with the Special Meeting of Stockholders to be held on January 24, 2012.

On January 12, 2012, the Company and plaintiff reached an agreement in principle for the settlement of the Action, pursuant to which the Company agreed to provide the supplemental information set forth below, in order to avoid the risk and expense of litigation.  The Company continues to believe that the disclosure contained in the proxy statement is not materially misleading and that no supplemental disclosure is required under applicable law.

SUPPLEMENTAL INFORMATION TO THE PROXY STATEMENT

The Merger – Background of the Merger

At the end of the second paragraph under the caption “Background of the Merger” on page 13 of the proxy statement, the following paragraph is inserted:

Company A’s representative initiated contact with Mr. Ferrantino and in June 2011 a director of Company A also initiated a general discussion with an independent director of the Company, in each case to express Company A’s interest in a possible business combination transaction with the Company.  During the initial discussions in early June with Company A, Company A’s representative stated to Mr. Ferrantino that, if a transaction with Company A were to occur, Company A would want Mr. Ferrantino to continue his employment with the combined entity but no details of any employment arrangements were discussed.

After the fourth paragraph under the caption “Background of the Merger” on page 13 of the proxy statement, the following paragraph is inserted:

On June 15, 2011, in one of his regular periodic memoranda to the Board, Mr. Ferrantino informed the Board of his conversations with Mr. Khilnani of CTS and with management and the director of Company A.

At the end of the eighth paragraph under the caption “Background of the Merger” on page 13 of the proxy statement, the following sentence is inserted:

At the meeting, the Board instructed Mr. Ferrantino that in his discussions of any possible business combination with Company A, it was the Board’s position that the two companies would be valued equally because, while Company A had substantially more revenue than Valpey-Fisher, Valpey-Fisher was substantially more profitable.

At the end of the first paragraph on page 14 of the proxy statement, the following two sentences are inserted:

The August Term Sheet also provided that a mutually satisfactory arrangement concerning the continuing contributions of key employees would be a condition to CTS’s obligation to effect the proposed transaction.  CTS informed Mr. Ferrantino that he was a “key employee” for this purpose.

The second paragraph on page 14 of the proxy statement is amended by replacing it with the following paragraph:

On August 3, 2011, Mr. Ferrantino met with directors and management of Company A to discuss valuations of the two companies for a possible business combination.  Mr. Ferrantino relayed to Company A Valpey-Fisher’s Board’s position on the equal valuation of the two companies.  Both sides agreed that they were significantly apart in valuation and no plans were made to continue any discussions.

At the end of the third paragraph on page 14 of the proxy statement, the following two sentences are inserted:

Several of the Company’s directors recommended Shasta Partners, LLC as having experience in transactions with companies in markets related to Valpey-Fisher’s business.  The Board requested Director Mario Alosco to discuss with Shasta an engagement to conduct the independent valuation analysis.

The eleventh paragraph on page 14 of the proxy statement is amended by replacing it with the following paragraph:

On August 29, 2011, Valpey-Fisher’s Board held a telephonic special meeting.  The Board authorized Mr. Ferrantino to make contact directly with Company A to seek an alternative offer and to inform Company A that Valpey-Fisher had received an indication of interest from a third party.  A representative of Valpey-Fisher’s outside legal counsel reviewed with the Board its fiduciary duties under applicable law.  Also at the August 29th meeting, the Board authorized Director Mario Alosco to contact Shasta to discuss engaging it to identify other potential bidders.  Following the Board meeting, on August 29, 2011, Mr. Ferrantino contacted Company A to discuss whether it had an interest in a potential business combination and on September 1, 2011, Mr. Ferrantino discussed in a telephone call with the CEO of Company A, synergies of a possible business combination between Valpey-Fisher and Company A.

After the tenth paragraph on page 14 of the proxy statement, the following paragraph is inserted:

On August 29, 2011, at CTS’s request, Valpey-Fisher provided to CTS an estimate of 2012 sales, gross margin, gross margin percentage, operating expenses, bonus expenses, and operating profit.  The estimate was based on Valpey-Fisher’s historical financial results, assuming a 3% market growth rate and a product mix consistent with Valpey-Fisher’s historical experience, and did not reflect management’s judgment regarding the likelihood that the market would grow by 3%, the product mix in 2012 would be consistent with historical experience, or the Company would otherwise be able to achieve the estimated results.  Because of the limitations of the assumptions used in preparation of this estimate and the lack of any significant input from management regarding the probability that the estimated results would be achieved, Valpey-Fisher did not provide the estimated amounts to Shasta nor did the Board rely on this estimate in evaluating the proposed merger.

At the end of the last paragraph on page 14 of the proxy statement, the following two paragraphs are inserted:

The Board determined that it would act as an entire Board to consider any proposed transaction.  The Board determined that the special committee of the Board established in July 2011 to develop information for the Board and which had taken no action, be disbanded.  The Board determined that Mr. Ferrantino would handle all exchanges of information with possible parties to any transaction and that Mr. Valpey would be the principal negotiator of the merger consideration, all subject to review of the full Board.  Also at this meeting, the Board determined that any potential transaction would need to include full vesting of outstanding unvested stock options.

The Board considered whether there were other potential strategic bidders that were viable alternative bidders and concluded that it was unlikely that there were any alternative strategic bidders that would offer a proposal superior to CTS’s offer.  The Board also decided not to engage Shasta to attempt to identify other bidders for the Company in light of the substantial expenses (estimated to potentially be in excess of $175,000) such engagement would entail.

At the end of the first paragraph on page 15 of the proxy statement, the following two sentences are inserted:

The financial information provided to Company A included selling and marketing expenses for the six-month period ended June 30, 2011, the budget for the balance of the 2011 fiscal year, the costs involved with being a public company, historical revenue by product line and historical sales by customers for our top twenty customers.  Mr. Ferrantino did not provide Company A with any indication of a possible price range that Valpey-Fisher expected to receive from Company A in any proposed business combination.

After the end of the second paragraph on page 15 of the proxy statement, the following sentence is inserted:

More specifically, a director of Company A informed Mr. Ferrantino that he “believed it would take something over $4 [per share] to get a deal done and they could not make the numbers work based on their current stock price.”

The first paragraph on page 16 of the proxy statement is amended by replacing it with the following paragraph:

On November 8, 2011, Mr. Ferrantino received from CTS a written offer of employment with the surviving company commencing upon the effective time of the merger, a copy of which Mr. Ferrantino forwarded to all directors.  Mr. Ferrantino had no prior discussions with representatives of CTS concerning the terms of his proposed employment.  From November 8, 2011 to November 14, 2011, Mr. Ferrantino had several telephone calls with Mr. Khilnani discussing the details of the employment offer.

At the end of the second paragraph on page 16 of the proxy statement, the following paragraph is inserted:

The directors, without the presence of Mr. Ferrantino, discussed the terms of the offer of employment that CTS had made to Mr. Ferrantino, a copy of which had been provided to the Board.  The directors also discussed the stockholders voting agreements proposed by CTS for Messrs. Valpey, Holsborg and Fleisher and for MCRC.

The fifth paragraph on page 16 of the proxy statement is amended by replacing it with the following paragraph:

On November 11, 2011, Mr. Khilnani presented a revised offer of $4.15 per share in cash to Mr. Ferrantino and Mr. Valpey in two separate telephone calls.  Mr. Khilnani noted the adverse impact on the Company’s financial condition of the reduction by approximately $400,000 of the Company’s cash as a result of unpaid assessment amounts.  Mr. Valpey told Mr. Khilnani that the Board would consider the revised offer at its meeting on November 14, 2011.

After the third paragraph on page 17 of the proxy statement, the following paragraph is inserted:

In December 2011, Valpey-Fisher engaged a property tax consultant to appeal the $400,000 sewer assessment from the Town of Hopkinton that prompted CTS to reduce its offer price from $4.20 per share to $4.15 per share on November 11, 2011.  A successful reduction in the amount of the sewer assessment will not increase the merger consideration.

The Merger – Opinion of Shasta Partners, LLC

After the “Premiums Paid Analysis” section on page 25 of the proxy statement” the following is inserted:

Discounted Cash Flow

Shasta did not perform a discounted cash flow analysis (“DCF”) because the Company does not prepare financial projections beyond the current fiscal year and such projections are an integral part of any DCF analysis.

Certain Financial Projections and Other Information

In the course of the process that resulted in the Merger Agreement, our management provided to CTS, non-public financial projections for the remainder of the 2011 fiscal year in connection with its due diligence review of the Company.  We also provided the non-public financial projections for the fourth quarter of fiscal 2011 to our Board of Directors and our financial and legal advisors.  Set forth below is a summary of the fourth quarter projections as well as a summary of the actual results for the nine months ended October 2, 2011.  The projections reflect certain assumptions regarding our future operations and were prepared on a basis consistent with the accounting principles used in our historical financial statements.

	Actual Results for 9 months ended 10/2/11	Financial Projections for 3 months ended 12/31/11
Revenue	$11,471,896	$3,800,000
Pro Forma EBITDA (1)	1,059,607	243,506
Operating Income	625,858	147,000
Net Income	429,538	101,320

(1)	Pro Forma EBITDA reconciliation for the Actual Results for 9 months ended 10/2/11:

Net Income (GAAP)	$429,538
Add Back Provision for Income Taxes	203,700
Deduct Interest Income	(7,380)

Operating Income (GAAP)	625,858

Adjustments for Non-GAAP Measures of Performance
Add Back Stock-Based Compensation Expense	23,430
Adjusted Non-GAAP Operating Income	649,288
Add Back Depreciation	410,319
Pro Forma EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization, and Stock-Based Compensation Expense.)	$1,059,607

As used above, Pro Forma EBITDA represents net earnings before interest, income taxes, depreciation, amortization and stock-based compensation expense. Pro Forma EBITDA is a non-GAAP performance measure that is frequently used by securities analysts, investors and other interested parties in their evaluation of companies.  Pro Forma EBITDA has limitations, including that it is not necessarily comparable to other similarly titled financial measures of companies due to the potential inconsistencies in the method of calculation.

The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts.  Furthermore, the projections do not purport to represent operations in accordance with GAAP, and the Company’s registered public accounting firm has not examined, compiled or otherwise applied procedures to the projections and accordingly assumes no responsibility for them.  The projections were prepared solely for internal use for budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments.

The projections also reflect numerous assumptions made by the management of the Company, including assumptions with respect to industry performance, the market for the Company’s existing and new products, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, and many of which are beyond the Company’s control.  Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate or that any of the projections will be realized.

It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections due to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in reports filed by the Company with the SEC under the Securities Exchange Act of 1934.  All projections are forward-looking statements; these and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified above and the cautionary statements contained in the proxy statement and the Company’s 2010 Annual Report on Form 10-K filed with the SEC.

We do not make any representation to any person regarding the projections, and do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error.  In this regard, investors are cautioned not to place undue reliance on the projected information provided.

VOTING AND REVOCABILITY OF PROXIES

You have the right to revoke a proxy by submitting a proxy bearing a later date, by giving written notice of revocation to Secretary of the Company, which must be filed with the Secretary at 75 South Street, Hopkinton, MA 01748, or by attending the special meeting and voting in person.  Please note that, to be effective, your later-dated proxy card or written notice of revocation must be received by the Company prior to the special meeting.  If you have submitted a proxy, your appearance at the special meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

Stockholders who do not wish to rescind their votes, including stockholders who have already voted in favor of the merger proposal, the non-binding advisory vote for certain compensation arrangements for Valpey-Fisher’s executive officers in connection with the merger or the adjournment proposal and do not wish to change that vote, do not need to take any further action.

Stockholders of record as of December 16, 2011, the record date for the special meeting, who have not yet voted and still wish to do so, may vote in the manner set forth in the proxy statement.  All shares of Company common stock represented by properly executed proxies that are received in time for the special meeting and that are not revoked, will be voted at the special meeting in the manner specified by the holder.

If you have any questions or need assistance voting your shares of Company common stock, please call Michael J. Kroll, Vice President, Treasurer and Chief Financial Officer of the Company at (508) 435-6831.  You may also contact MacKenzie Partners, Inc. (“MacKenzie Partners”) our proxy solicitor by calling (800) 322-2885 (toll-free).  If your bank, brokerage firm or other nominee holds your shares, you may call your bank, brokerage firm or other nominee for additional information.

WHERE YOU CAN FIND MORE INFORMATION

In connection with the proposed merger, the Company filed its proxy statement and a form of proxy on Schedule 14A on December 20, 2011.  The proxy statement and proxy card were first mailed to stockholders of the Company on or about December 21, 2011.  BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THIS SUPPLEMENT CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER AND RELATED MATTERS.  Stockholders of the Company will be able to obtain, without charge, a copy of the proxy statement, this supplement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov.  Stockholders of the Company will also be able to obtain, without charge, a copy of the proxy statement, this supplement and other relevant documents by directing a request by mail or telephone to Valpey-Fisher Corporation, Attn: Secretary, 75 South Street, Hopkinton, MA 01748, telephone: (508) 435-6831.  You may also contact MacKenzie Partners by calling (800) 322-2885 (toll-free).  If your bank, brokerage firm or other nominee holds your shares, you may call your bank, brokerage firm or other nominee for additional information.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the merger.  Information concerning such participants and their respective interests in the Company by security holdings or otherwise is set forth in the proxy statement for the Company’s 2011 Annual Meeting, which was filed with the SEC on April 5, 2011, and in the proxy statement for the Company’s Special Meeting of Stockholders to be held on January 24, 2012, which was filed with the SEC on December 20, 2011.  Stockholders may obtain additional information regarding the interests of such participants by reading the proxy statement and other relevant documents regarding the merger when they become available.